                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                                          Year Ended June 30,
                                                                          -------------------
                                                  1998             1997             1996             1995             1994
                                                  ----             ----             ----             ----             ----

Earnings:

   Earnings (loss) from continuing
     operations before income taxes            $  66,458        $  62,009        ($ 11,924)       $  43,832        $  26,186

Add:

   Fixed charges                                  65,026           54,388           54,292           48,226           34,891

   Amortization of capitalized interest
     in costs and expenses                        46,212           49,457           42,354           31,205           18,003

Deduct:

   Interest incurred                             (61,546)         (51,917)         (52,022)         (46,641)         (33,677)
                                               ---------        ---------        ---------        ---------        ---------

Earnings, as adjusted                          $ 116,150        $ 113,937        $  32,700        $  76,622        $  45,403
                                               =========        =========        =========        =========        =========

Fixed charges:

   Interest incurred and amortization of
     deferred financing costs                  $  61,546        $  51,917        $  52,022        $  46,641        $  33,677

   Interest expense component of rent
     expense                                       3,480            2,471            2,270            1,585            1,214
                                               ---------        ---------        ---------        ---------        ---------

Total fixed charges                            $  65,026        $  54,388        $  54,292        $  48,226        $  34,891
                                               =========        =========        =========        =========        =========

Ratio of earnings to fixed charges                 1.79x            2.09x               (1)           1.59x            1.30x
                                               =========        =========        =========        =========        =========



(1)  Earnings were inadequate to cover fixed charges by $21.6 million.